June 10, 2013

PRESS RELEASE

Century Casinos Applies for Casino License in Vienna, Austria

Colorado Springs, Colorado, June 10, 2013 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today that the company applied for a Casino license at Hotel InterContinental in Vienna, Austria.

As one of at least four companies applying for the license, Century Casinos is managing a consortium of Austrian individuals, entrepreneurs and investors. A 26% share in and a management agreement with the newly established “Century Betriebs AG” makes Century the leader of the group. A decision to grant the 15-year license is expected in Q4 of this year. There is no assurance that the company will be granted the concession by the Austrian Minister of Finance.

The company expects “Century Betriebs AG” to invest approx.  $18 million if the casino concession will be granted. The casino would be developed in an elegant retro 1960’s style at the 450-room hotel InterContinental, Vienna and target domestic and international tourists, business travellers,  congress and convention guests as well as affluent domestic and European casino visitors. After a nine months construction period, the casino would offer approx. 300 slot machines and 25 gaming tables on a 16,000 square feet gaming floor.  Hotel InterContinental is located in the city center of Vienna, within walking distance to famous places of interest and other luxurious hotels.

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. The Company also operates casinos aboard twelve luxury cruise vessels (Regatta, Nautica, Marina, Riviera, Mein Schiff 1, Mein Schiff 2, Wind Surf, Wind Star, Wind Spirit, Seven Seas Voyager, Seven Seas Mariner and Seven Seas Navigator). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd, the owner and operator of nine casinos in Poland. The Company also manages the operations of the casino at the Radisson Aruba Resort, Casino & Spa in Aruba, Caribbean. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Security Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, pending license applications in Austria, statements regarding Casinos Poland Ltd., future results of operations, operating efficiencies, synergies and operational performance, and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

1 / 1